Exhibit 4.1

CHINA MOBILE LIMITED

Audit Committee

Terms of Reference

These terms of reference (the “Terms of Reference”) of the audit committee (the “Audit Committee” or the “Committee”) of the board of directors of China Mobile Limited (the “Company”) are formulated to set forth the composition, duties and procedural rules of the Committee in accordance with the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “HKSE Listing Rules”), the Rules Governing the Listing of Stocks on Shanghai Stock Exchange (《上海證券交易所股票上市規則》, the “SSE Listing Rules”, together with the HKSE Listing Rules, the “Listing Rules”) and other laws, regulations and normative documents, as well as the Articles of Association of China Mobile Limited (the “Articles of Association”) and the actual situation of the Company.

Members

1.	The Audit Committee shall be appointed by the board of directors from amongst the independent non-executive directors and shall comprise not less than three members.

2.

At least one member of the Audit Committee must be an independent non-executive director with appropriate professional qualifications or accounting or related financial management expertise as required under Rule 3.10(2) of the HKSE Listing Rules and under the SSE Listing Rules.

3.

A former partner of the Company’s auditing firm shall be prohibited from acting as a member of the Audit Committee for a period of two years from the date of his ceasing to be a partner of the firm or to have any financial interest in the firm, whichever is the later. The Committee shall be chaired by an independent non-executive director with accounting or related financial management expertise, who shall be the convener of the Committee and be responsible for convening and presiding over matters of the Committee.

4.	The chairman of the Audit Committee shall be appointed by the board of directors.

Secretary

5.	The company secretary shall be the secretary of the Audit Committee.

Attendance

6.

The chief financial officer, the head of internal audit and a representative of the external auditors shall normally attend meetings. Other members of the board of directors may also attend meetings of the Audit Committee.

Frequency of meetings

7.

Meetings of the Committee comprise regular meetings and extraordinary meetings. Regular meetings of the Committee shall be held at least four times a year. The Committee shall meet at least twice a year with the external auditors of the Company and at least one such meeting shall be held without any executive directors being present. The chairman of the Committee may also convene extraordinary meetings. The external auditors may request a meeting should they consider necessary.

8.

A meeting may be held as a physical meeting, by means of electronic communication (such as telephone conference, video conference or other forms of electronic communication), through written resolutions or by other means.

Procedures of meetings

9.	A meeting of the Committee may only be held where two thirds or more of its members attend the meeting.

10.

Any resolution of the Committee put forward to the board of directors shall be passed by a majority of all members. In the event that no valid resolution can be passed due to abstention by members of the Committee, the relevant matter shall be considered by the board of directors directly.

Authorities

11.

The Audit Committee is authorised by the board of directors to investigate any activity within its terms of reference. It is also authorised to seek any information it requires from any employee and all employees are directed to co-operate with any request made by the Audit Committee.

12.

The Audit Committee is authorised by the board of directors to seek outside legal or other independent professional advice at the Company’s expense. If the Audit Committee considers necessary, it may also secure the attendance of any person with relevant experience and expertise at any meeting.

Duties

13.	The duties of the Audit Committee are:

a.

to be primarily responsible for making recommendations to the board of directors on the appointment, reappointment and removal of the external auditors, to approve the remuneration and terms of engagement of the external auditors, and to deal with any questions of resignation or dismissal of such auditors;

b.

to review and monitor the external auditors’ independence and objectivity and the effectiveness of the audit process in accordance with applicable standards. The Audit Committee should discuss with the auditors the nature and scope of the audit and reporting obligations before the audit commences. The Audit Committee should ensure co-ordination between auditing firms should more than one auditing firm be involved;

c.

to develop and implement policy on engaging external auditors to supply non-audit services. For this purpose, the Audit Committee should report to the board of directors, identifying and making recommendations on any matters where action or improvement is needed;

d.

to monitor the truth, integrity and accuracy of financial statements of the Company and the Company’s annual report and accounts, interim report and, where applicable, quarterly reports, and to review significant financial reporting judgments contained in them. In reviewing these reports before submission to the board of directors, the Audit Committee should focus particularly on:

•	any changes in accounting policies and practices;

•	major accounting judgmental areas;

•	significant adjustments resulting from audit;

•	the going concern assumptions and any qualifications;

•	compliance with accounting standards; and

•	compliance with rules of stock exchanges where the Company is listed and legal requirements.

In performing its duties set out in this paragraph, the Audit Committee should consider any significant or unusual items that are, or may need to be, reflected in such annual report and accounts, interim report and, where applicable, quarterly reports, and should give due consideration to any matters that have been raised by the Company’s staff responsible for the accounting and financial reporting function, compliance officer or auditors. In addition, the Audit Committee members should liaise with the Company’s board of directors and senior management.

e.	to oversee the Company’s financial reporting system, risk management and internal control systems

•	to review the Company’s financial control, risk management and internal control systems;

•

to discuss the risk management and internal control systems with management to ensure that the management has performed its duty to have effective systems. The discussion should include the adequacy of resources, staff qualifications and experience, training programmes and budget of the Company’s accounting and financial reporting function;

•	to consider major investigation findings on risk management and internal control matters as delegated by the board of directors or on its own initiative and management’s response to these findings;

•	to review the Company’s statement on internal control system (where such statement is included in the annual report) before submission to the board of directors;

•

to review the internal audit plan and ensure co-ordination between the internal and external auditors. The Audit Committee shall also ensure that the internal audit function is adequately resourced and has appropriate standing within the Company. The Audit Committee shall also review and monitor the effectiveness of the internal audit function;

•

the head of internal audit is directly accountable to the Audit Committee and the board of directors. The Audit Committee shall review the internal audit report and report to the board of directors and make recommendations;

•	to review the group’s financial and accounting policies and practices;

•

to review the external auditors’ management letter, any material queries raised by the auditors to the management about accounting records, financial accounts or systems of control and management’s response;

•	to ensure that the board of directors will provide a timely response to the issues raised in the external auditors’ management letter;

•

to review arrangements which employees of the Company can use, in confidence, to raise concerns about possible improprieties in financial reporting, internal control or other matters. The Audit Committee shall carry out fair and independent investigation and appropriate follow-up action in relation to such matters;

•	to act as the key representative body for overseeing the Company’s relations with the external auditors; and

•

to establish a whistleblowing policy and system for employees and those who deal with the Company to raise concerns, in confidence, with the Audit Committee about possible improprieties in any matter related to the Company;

f.

to review and supervise the training and continued professional development of and performance of duties by directors and senior management, and to formulate and review manuals (if any) on the performance of duties and compliance by employees and directors and to supervise the implementation of such manuals (if applicable);

g.	to report regularly to the board of directors on the matters set out in these terms of reference, including its decisions and recommendations; and

h.	to consider other topics as defined by the board of directors.

Minutes of meetings

14.

Minutes of meetings of the Audit Committee shall be kept by the secretary of the meeting (the company secretary). Draft and final versions of the minutes shall be sent to all members of the Audit Committee for their comment and record within a reasonable time after the meeting.

Performance review

15.	The Audit Committee shall review its performance annually with reference to the authorities and duties set out herein.

Amendments

16.	These Terms of Reference may be amended by the board of directors of the Company.

17.

For matters not covered by these Terms of Reference or where there is a conflict between these Terms of Reference and relevant applicable laws, regulations, normative documents, the Articles of Association and other requirements (the “Applicable Regulations”), the Applicable Regulations shall prevail. If the Applicable Regulations change after these Terms of Reference come into force such that there is a conflict between these Terms of Reference and the Applicable Regulations, the Company shall amend these Terms of Reference in a timely manner and ensure that mandatory requirements in the Applicable Regulations are complied with at all times.

18.

These Terms of Reference shall take effect from the day of the Company’s initial public offering of its RMB ordinary shares and the listing of its RMB ordinary shares on the Shanghai Stock Exchange after approval by the board of directors.